EXECUTION COPY

STOCK PURCHASE AGREEMENT

DATED AS OF NOVEMBER 1, 2007

By and Among

BFPC NEWCO LLC

LARRY STARKWEATHER,

KYLE SELBERG,

RACHELLE ZORN,

ROBERT QUINN

and

LARRY STARKWEATHER,

as Agent

i

ii

TABLE OF CONTENTS

Page

EXHIBIT A	-	Certain Defined Terms
EXHIBIT B	-	Escrow Agreement
EXHIBIT C1-4	-	Form of Employment Agreement and Employment Agreement Assignments
EXHIBIT D	-	General Release
EXHIBIT E	-	Form of Investment Representation Statement
EXHIBIT F	-	Form of Option
EXHIBIT G	-	Form of Mutual Release

Disclosure Schedules

iii

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement, dated as of November 1, 2007 (this “Agreement”), is by and among (i) BFPC Newco LLC (“Buyer”), a limited liability company organized under the laws of Delaware and a wholly-owned subsidiary of TheStreet.com, Inc., a Delaware corporation (“TSC”), (ii) Larry Starkweather (“Starkweather”), Kyle Selberg, Rachelle Zorn and Robert Quinn (each, a “Seller” and together, the “Sellers”), and (iii) Larry Starkweather, as agent for the Sellers (the “Agent”). Capitalized terms used but not defined herein have the meanings assigned to them on Exhibit A.

     WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Bankers Financial Products Corporation, a Wisconsin corporation (“BFPC”);

     WHEREAS, BankingMyWay.com LLC, a Wisconsin limited liability company (“BankingMyWay” and, together with BFPC, the “Companies”) is a direct wholly-owned subsidiary of BFPC;

     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares on the terms and conditions contained herein; and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

     1.1      Purchase and Sale.

               (a)      Subject to the terms and conditions of this Agreement, upon the consummation of the Closing, (i) each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the Shares owned by such Seller free and clear of all Liens, and (ii) Buyer will become the sole stockholder of BFPC.

               (b)      At the Closing, the aggregate purchase price for all of the Shares shall be as follows:

                         (i)      Buyer shall pay $17,193,734 (the “Base Cash Purchase Price”), as adjusted in accordance with Section 1.4(a) of this Agreement, in cash to the Sellers;

                         (ii)      Buyer shall pay $3,604,294 (the “Customer Deposit Price”) in cash to Sellers;

                    (iii)      Buyer shall issue to Sellers an aggregate of 238,530 non-registered shares of Common Stock, of which (x) 79,510 shares of Common Stock shall be issued to the Sellers and (y) 159,020 shares of Common Stock (the “Escrow Shares”) shall be deposited with the Escrow Agent to be held by the Escrow Agent under the terms of the Escrow Agreement;

                    (iv)      Buyer shall cause TSC to grant to Starkweather an option to acquire an aggregate of 175,600 shares of Common Stock (“Option TSC Stock”) in substantially the form of Exhibit F hereto (the “Option”) at the initial price per share provided for under such Option; and

                    (v)      Buyer shall issue to Sellers and aggregate of 397,551 non-registered shares of Common Stock (the “Deferred TSC Stock”) which shall be deposited with the Escrow Agent to be held by the Escrow Agent under the terms of the Escrow Agreement and, on each of the first, second and third anniversaries of the Closing Date (each, a “Payment Date”), one third of such shares of Deferred TSC Stock shall be released to Sellers as provided in the Escrow Agreement, provided that at each such anniversary of the Closing Date none of the Sellers had been or are then in breach of any of their obligations under Sections 5.2 or 5.3.

               (c)      The parties agree that $2,000,000 of the purchase price payable pursuant to Section 1.1(b) will be allocated as consideration in respect of the Sellers’ covenants contained in Section 5.3.

               (d)      As between the Sellers, the Closing Cash Purchase Price, the Customer Deposit Price, the Closing TSC Stock, the Escrow Shares, the Deferred TSC Stock and the Option shall be divided as specified in Schedule 1.1(d), and Sellers hereby expressly acknowledge and agree that the Option shall be granted only to Starkweather. Buyer shall be fully protected in relying upon such allocation of such amounts among Sellers.

     1.2      Closing. On the terms set forth in this Agreement, the closing of the transactions contemplated by Section 1.1 of this Agreement (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, or at such other location as the parties may agree, immediately after the execution of this Agreement. In the alternative, the Closing may be conducted electronically by virtue of exchange of executed signature pages via PDF transmission. The date on which the Closing is to occur is herein referred to as the “Closing Date” .

     1.3      Deliveries. In addition to the other requirements set forth in this Agreement:

               (a) The Sellers shall deliver to Buyer at the Closing:

                  (i) certificates representing all of the Shares, accompanied by stock powers duly executed in blank;

                  (ii) duly executed resignations, dated as of the Closing Date, of all directors and officers of each of the Companies;

               (iii)       an Escrow Agreement, dated as of the Closing Date, in the form of Exhibit B hereto (the “Escrow Agreement”), duly executed by the Agent;

               (iv)      (i) an Employment Agreement, dated as of the Closing Date, by and between TSC and Larry Starkweather, in the form of Exhibit C-1 hereto, duly executed by Larry Starkweather (the “Starkweather Employment Agreement”), and  (ii) an Assignment, Assumption and Amendment of Employment Agreement among TSC, BFPC and (x) Kyle Selberg, in the form of Exhibit C-2 hereto, duly executed by Kyle Selberg and BFPC, (y) Rachelle Zorn, in the form of Exhibit C-3 hereto, duly executed by Rachelle Zorn and BFPC, and (z) Robert Quinn, in the form of Exhibit C-4 hereto, duly executed by Robert Quinn and BFPC, (collectively, the “Employment Agreement Assignments”; the Starkweather Employment Agreement and the employment agreements assigned to TSC pursuant to the Employment Agreement Assignments, as amended thereby, may be referred to herein as the “Employment Agreements”);

               (v)      a General Release in the form of Exhibit D executed by each of the Sellers;

               (v)      a certificate from each Seller certifying that such Seller is not a foreign person that is subject to withholding under Section 1445 of the Code in a form reasonably acceptable to Buyer;

               (vi)      a copy of the Option, duly executed by Starkweather;

               (vii)      a pay-off letter from First Citizens State Bank with respect to the Starkweather Loan and from Premier Bank with respect to the Business Note, and pay-off letters with respect to all other outstanding Debt of any of the Companies;

               (viii)      an Investment Representation Statement from each Seller in substantially the form attached hereto as Exhibit E, duly executed by each Seller;

               (ix)      a Consent and Mutual Release among Sage Advisors, LLC, BFPC and TSC (the “Mutual Release”), in substantially the form attached here to as Exhibit G, duly executed by Sage Advisors, LLC and BFPC; and

               (x)      all other instruments and documents reasonably requested by Buyer.

                         (b)      Buyer shall deliver to the Agent on behalf of the Sellers at the Closing (or in the case of the items described in clauses (ii) and (iii) below, as soon as practicable after Closing):

               (i)      a sum equal to the Closing Cash Purchase Price and the Customer Deposit Price in immediately available funds to the bank account of Agent specified in Schedule 1.1(b) of this Agreement;

          (ii)      evidence that the Buyer is depositing the Escrow Shares and the Deferred TSC Shares with the Escrow Agent;

          (iii)      certificates representing in the aggregate the Closing TSC Stock, less the Escrow Shares (each Seller’s certificate being for the number of shares specified in Schedule 1.1(b) of this Agreement), and with the legend referred to in Section 5.5;

          (iv)      the Escrow Agreement, duly executed by Buyer;

          (v)      a copy of the Option, duly executed by TSC;

          (vi)      the Employment Agreement and the Employment Agreement Assignments, each duly executed by TSC; and

          (vii)      the Mutual Release, duly executed by TSC.

Sellers consent to the payment of the amount specified in clause (i) to a single bank account, and agree that Buyer shall have no responsibility for the division of such amount between the Sellers. It is understood and agreed that Buyer shall be deemed to have satisfied the delivery obligations described in clauses (ii) and (iii) upon delivery of notice to TSC’s transfer agent instructing the transfer agent to deliver (x) the Escrow Shares and the Deferred TSC Shares to the Escrow Agent and (y) the Closing TSC Stock less the Escrow Shares to the Agent.

               (c)      For the avoidance of doubt, any term of this Agreement to the contrary notwithstanding, Buyer shall not be obligated to proceed with the Closing with respect to any particular Seller unless simultaneously therewith all of the instruments specified in Section 1.3(a) are being duly executed and delivered to Buyer and, in particular but without limitation, the Closing is being consummated with respect to the other Seller and Buyer thereby will acquire all of the Shares. Any refusal of Buyer to proceed with the Closing with respect to any particular Seller because of any default by any other Seller shall not relieve the latter Seller of liability for such Seller’s default.

     1.4      Working Capital and Debt Adjustment.

               (a) At least five days prior to the Closing Date, the Sellers shall prepare and deliver to the Buyer a written statement (the “Preliminary Statement”) setting forth the Estimated Closing Working Capital and Estimated Closing Debt, and providing reasonable supporting materials. The Estimated Closing Working Capital and Estimated Closing Debt shall be determined in accordance with GAAP and the definitions of Estimated Closing Working Capital and Estimated Closing Debt (and the definitions contained therein). The “Closing Cash Purchase Price” shall be equal to the Base Cash Purchase Price, less (A) the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital, less (B) the amount of Estimated Closing Debt.

               (b) No later than the ninetieth (90th) day after the Closing Date, the Buyer shall cause BFPC to prepare and deliver to the Agent a written statement (the “Statement”), setting forth the actual amounts of the Working Capital and Closing Debt. The Working Capital

and Closing Debt shall be determined in accordance with GAAP and the definitions of Working Capital and Closing Debt (and the definitions contained therein).

               (c)      The Statement, as prepared by Buyer and delivered to the Agent, shall be deemed to be accepted by the Agent and Sellers and shall be conclusive for the purposes of determining the Working Capital and Closing Debt under this Section 1.4 except to the extent that the Agent shall have delivered, within 30 days following receipt of the Statement, a written notice to Buyer setting forth the items which the Agent disputes as either not being in accordance with the requirements of this Agreement or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (the “Dispute Notice”). If any change proposed by the Agent is disputed by Buyer, then the parties shall negotiate in good faith to resolve such dispute. If, after a period of 30 days, any proposed change remains disputed, the parties shall submit such remaining dispute(s) to the accounting firm of PricewaterhouseCoopers LLP (the “Independent Accounting Firm”). The Independent Accounting Firm shall agree to (i) resolve only disputes between the Buyer and the Agent related to the calculation of the actual amounts of the Working Capital and Closing Debt and (ii) state in a written report that, in its good faith judgment, it has resolved all such disputes in accordance with the provisions of this Agreement. The determination of the Independent Accounting Firm for any item in dispute cannot be in excess of the greatest value, or less than the lowest value, claimed for that particular item in Buyer’s calculation of Working Capital and Closing Debt, and Agent’s Dispute Notice. The written report of the Independent Accounting Firm shall be final, binding and conclusive on the parties. The Independent Accounting Firm shall have the privileges and immunities of arbitrators and shall act in the capacity of arbitrators in connection with the undertakings described above in this Agreement. Working Capital and Closing Debt as deemed agreed upon pursuant to the first sentence of this Section 1.4(c), as agreed to by the Agent and Buyer pursuant to the second sentence of this Section 1.4(c) or as determined by the Independent Accounting Firm in accordance with this Section 1.4(c), shall be termed the “Final Working Capital” and “Final Closing Debt”, respectively. The fees and expenses of the Independent Accounting Firm will be paid by the party with the highest Differential.

               (d)      Upon final determination of Final Working Capital in accordance with Section 1.4(c), if the Final Working Capital is greater than the Estimated Closing Working Capital and the Target Working Capital exceeded the Estimated Working Capital, then Buyer shall pay to Agent in cash (subject to the last sentence of Section 6.5(b)) an amount equal to such excess (not to exceed the amount by which Target Working Capital exceeded the Estimated Working Capital) by wire transfer to the account specified in writing by Agent. Upon final determination of Final Closing Debt in accordance with Section 1.4(c), if the Estimated Closing Debt is greater than the Final Closing Debt, then Buyer shall pay to Agent in cash (subject to the last sentence of Section 6.5(b)) an amount equal to such excess by wire transfer to the account specified in writing by Agent.

               (e)      Upon final determination of Final Working Capital in accordance with Section 1.4(c), if the Final Working Capital is less than the Estimated Closing Working Capital, then Sellers (who shall have joint and several liabilities for such payment) shall pay to Buyer in cash (x) if Target Working Capital exceeded the Estimated Working Capital, an amount equal to such deficiency and (y) if Estimated Working Capital exceeded the Target Working Capital, an amount, if any, equal to the amount by which the Target Working Capital exceeds Final Working

Capital, in each case by wire transfer to the account specified in writing by Buyer. Upon final determination of Final Closing Debt in accordance with Section 1.4(c), if the Final Closing Debt is greater than the Estimated Closing Debt, then Sellers (who shall have joint and several liabilities for such payment, provided that the liability of each Sellers other than Starkweather for such amount shall in no event exceed such Seller’s Pro Rata Share of such amount) shall pay to Buyer in cash an amount equal to such excess by wire transfer to the account specified in writing by Buyer.

     1.5      Withholding Taxes. Buyer shall withhold from the Closing Cash Purchase Price payable to each Seller other than Starkweather and contribute to the Company an amount necessary to pay Taxes required to be withheld by the Company with respect to the issuance of Shares to such Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF BUYER

     Buyer hereby represents and warrants to Sellers as follows:

     2.1      Organization. Buyer and each of its Affiliates that is a party to any Transaction Document are duly incorporated and validly existing under the laws of their respective jurisdictions of organization.

     2.2      Authority. Buyer and each of its Affiliates that is a party to any Transaction Document have all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby; the consummation by Buyer or such Affiliate of the transactions contemplated hereby or thereby will not violate the certificate of formation or limited liability company agreement of Buyer or result in a breach or a violation of, or a default under, any agreement or instrument by which Buyer or such Affiliate or any of Buyer’s or such Affiliate’s properties is bound or any Law to which Buyer or such Affiliate is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any Governmental Authority or other Person by Buyer or such Affiliate in connection with the execution, delivery and performance by Buyer or such Affiliate of this Agreement or any other Transaction Document to which it is a party; and this Agreement and each of the other Transaction Documents constitutes (assuming its due authorization and execution by the other parties or their applicable Affiliates) Buyer’s or such Affiliate’s legal, valid and binding obligation and is enforceable against Buyer or such Affiliate in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and except to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction. All corporate and other proceedings required to be taken by Buyer or such Affiliate to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been taken.

     2.3      Investment. Buyer is acquiring the Shares for investment solely for Buyer’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities Laws.

     2.4      TSC Stock. The TSC Stock has been duly and validly authorized and, upon (i) consummation of the Closing and issuance of the Closing TSC Stock and Deferred TSC Stock at Closing in accordance with this Agreement, or (ii) issuance of the Option TSC Stock from time to time in accordance with the terms of the Option and this Agreement, as applicable, the applicable TSC Stock shall be duly and validly issued, fully paid and nonassessable.

     2.5      Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer or its directors, officers or employees who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANIES

     Each Seller jointly and severally represents and warrants to Buyer as follows (for purposes of this Article III, the term “Companies” shall include any entity which is, in whole or in part, a predecessor of any of the Companies):

     3.1      Organization and Power. The Companies are corporations or limited liability companies duly incorporated or organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization, as the case may be, and have all corporate or limited liability company powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses as now conducted. Each Company (i) has no Subsidiaries (other than another Company) and (ii) does not own, of record or beneficially, any outstanding voting securities or other equity interests in any Person (other than another Company). Each Company is duly qualified and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each Company has heretofore delivered to Buyer true and complete copies of (x) the certificate or articles of incorporation and the bylaws or articles of organization and operating agreement, if any, of each Company as currently in effect and as in effect from time to time since the formation of such Company and (y) all minute books containing the minutes of all meetings of, and all written consents of, the stockholders or members and board of directors or managers of each Company.

     3.2      Governmental Authorization. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority or other Person by any of the Companies.

     3.3      Noncontravention. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby do not and will not (i) violate the articles of incorporation or the bylaws or the articles of organization or operating agreement of any of the Companies, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to any of the Companies, (iii) except as set forth on Schedule 3.3, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, amendment, revocation, suspension or acceleration of any right or obligation of any of the Companies or to a loss of any benefit to which any of the Companies is entitled under, any provision of any agreement or other instrument binding upon any of the Companies or (iv) result in the creation or imposition of any Lien on any asset of any of the Companies.

     3.4      Capitalization.

               (a)      The authorized capital stock of BFPC consists of 56,000 Shares. As of the date of this Agreement, there are outstanding 9,000 Shares, of which an aggregate of 6,492 are issued to Sellers and 2,508 are held in the Company’s treasury. All of the outstanding membership interests of BankingMyWay are owned of record and beneficially by BFPC, and BFPC is the sole member of BankingMyWay. Schedule 3.4 sets forth a complete and accurate list of all equityholders of record of each Company, indicating the number of shares of capital stock or other equity interest of each Company held of record and beneficially by each equityholder.

               (b)      All outstanding shares of capital stock or other equity interests of the Companies have been duly and validly authorized and issued and are fully paid and non-assessable and were not issued in violation of any preemptive right or any federal or state securities law. There are no outstanding (i) securities of any nature of, or other equity interests in, any of the Companies, (ii) without limitation of clause (i), options or other rights to acquire from any of the Companies, or other obligation of any of the Companies to issue, any securities or of any nature of, or any equity interest in, any of the Companies or (iii) without limitation of clause (i) or (ii), stock appreciation rights, phantom stock or other rights that are linked to the value or performance of any of the Companies or of any securities of, or other equity interests in, any of the Companies (the items in clauses 3.4(b)(i), 3.4(b)(ii) and 3.4(b)(iii) being referred to collectively as “Company Securities”). There are no outstanding obligations of any of the Companies to repurchase, redeem or otherwise acquire any Company Securities.

     3.5      Financial Statements. The Companies have provided Buyer true and complete copies of (i) the audited consolidated balance sheet of the Companies as of December 31, 2006 (the “Audited Balance Sheet”) and the related audited consolidated statements of operations, cash flows and stockholder’s deficiency for the fiscal year ended on December 31, 2006, together with the notes thereon (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Companies as of June 30, 2007 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows for the six-month periods ended on June 30, 2007 and June 30, 2006 and unaudited consolidated statement of stockholder’s deficiency for the six-month period ended on June 30, 2007 (collectively the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements have each been prepared in accordance with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes) consistently applied throughout the periods indicated, and fairly present the consolidated financial position, cash flows, results of operations and stockholder’s deficiency of the Companies as at the respective dates thereof and for the periods therein referred to. The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Financial books and records and accounts of the Companies used in preparation of the financial statements of the Companies, fairly reflect the basis for such financial statements. To the Knowledge of the Companies, no Company, nor any director, manager, officer, employee, auditor, accountant or representative of any of the Companies, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, material methodologies or methods of the Companies or their internal accounting controls, including any complaint, allegation, assertion or claim that any Company has engaged in questionable accounting or auditing practices, and with respect to which appropriate corrective measures have not been taken. To the Knowledge of the Companies, no attorney representing any Company, whether or not employed by any Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by any Company or any of its officers, directors, managers, employees or agents to the board of directors or management committee of any Company or any committee thereof or to any director, manager, or officer of any Company. To the Knowledge of the Companies, no employee of any Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any law, rule, regulations, order, decree or injunction by any Company.

     3.6      Absence of Certain Changes. Except as set forth on Schedule 3.6, since December 31, 2006, the business of the Companies has been conducted in the Ordinary Course of Business and there has not been:

               (a)      any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock, units or other Company Securities of any Company, or any repurchase, redemption or other acquisition by any Company of any shares of capital stock, units or other Company Securities of any Company;

               (b)      any amendment of the articles of incorporation, articles of organization, bylaws or operating agreement, if any, of any Company or of any term of any outstanding security of any Company;

               (c)      any incurrence, assumption or guarantee by any Company of any indebtedness for borrowed money other than in the Ordinary Course of Business and in amounts and on terms consistent with past practices, but not in any event exceeding $25,000;

               (d)      any creation or other incurrence by any Company of any Lien on any asset other than in the Ordinary Course of Business;

               (e)      any making of any loan, advance or capital contributions to or investment in any Person;

               (f)      any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (g)      any transaction or commitment made, or any contract or agreement entered into, by any Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any Company of any contract or other right, in either case, material to any Company, other than transactions and commitments in the Ordinary Course of Business and the transactions and commitments contemplated by this Agreement);

               (h)      any material change in any method of accounting or accounting practice by any Company, or any change in any Tax reporting method or practice or Tax election;

               (i)      any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, manager or employee of any Company (or any amendment, change of interpretation of, or announcement relating to any such existing agreement or other Employee Benefit Plan), (ii) grant of any severance or termination pay to any director, officer, manager or employee of any Company, or (iii) change in compensation or other benefits payable to any director, officer, manager or employee of any Company pursuant to any severance or retirement plans or policies thereof; or

               (j)      any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Company or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any Company.

No event, development or state of circumstances or facts has occurred or arisen since December 31, 2006, and no condition, contingency or other state of circumstances or facts exists as of the date hereof, that, when considered individually or together with any other such event, development, condition, contingency or state of circumstances or facts, has had or resulted in (since December 31, 2006), or entails a significant risk of in the future of having or resulting in, a Material Adverse Effect.

     3.7      No Undisclosed Material Liabilities. Except as set forth on Schedule 3.7, there are no liabilities (including without limitation liabilities under Environmental Laws) or obligations of any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

               (a)      liabilities or obligations provided for in the Audited Balance Sheet or disclosed in the notes thereto; and

               (b)      other undisclosed current liabilities incurred since December 31, 2006 in the Ordinary Course of Business which, individually and in the aggregate, are not material to the Companies taken as a whole.

     3.8      Arrangements with Related Persons. Except as set forth on Schedule 3.8, no Seller or any Affiliate of any Seller is an officer, director, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is party to any Contract with or other transaction involving, any Company. Except as set forth on Schedule 3.8, no Seller or any Affiliate of any Seller owns any asset, or provides any service, used in, or necessary to, the business conducted by any Company.

     3.9      Material Contracts.

     (a)      Except as disclosed in Schedule 3.9, no Company is a party to or bound by:

               (i)      any lease (whether of real or personal property);

               (ii)      any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Company of $10,000 or more or (B) aggregate payments by any Company of $25,000 or more;

               (iii)      any sales, distribution or other similar Contract providing for the sale by any Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to any Company of $25,000 or more or (B) aggregate payments to any Company of $25,000 or more;

               (iv)      any partnership, joint venture, stockholders’ agreement or other similar Contract;

               (v)      any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

               (vi)      any Contract relating to Debt (in any case, whether incurred, assumed, guaranteed or secured by any asset), or the assumption or guarantee of, or any other act to become responsible for, any obligations of any other Person;

               (vii)      any option, franchise, license or similar Contract providing for (A) license of any Intellectual Property Right to or from any Company on an exclusive basis, or (B) any license of any Intellectual Property Right to or from any Company that involves a dollar amount in excess of $40,000 per annum or extends for a period of 12 months or more;

               (viii)      any agency, dealer, sales representative, marketing or other similar Contract;

               (ix)       any non-competition, secrecy or confidentiality Contract relating to the business of any Company or any other Contract restricting any Company or any current or future Affiliate of any Company’s right to conduct the business of any Company or such Affiliate at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business, or that grants the other party or any third person “most favored nation” status;

               (x)      any Contract relating to the sale or transfer of receivables;

               (xi)      any other Contract or plan not made in the Ordinary Course of Business that is material to the Companies taken as a whole; or

               (xii)      all Contracts and other documents relating to the transfer of Shares to the Sellers other than Starkweather.

          (b)      Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Contract (1) is valid and binding on the Company that is a party to it and, to the Knowledge of the Companies, the counterparties thereto, and is in full force and effect, and enforceable against the applicable Company and, to the Knowledge of the Companies, against the counterparties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (2) shall continue following the consummation of the Closing in full force and effect, enforceable against the applicable Company and, to the Knowledge of the Companies, against the counterparties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (ii) no Company and, to the Knowledge of the Companies, no counterparty is in breach of, or default (with or without the giving of notice, lapse of time or both) under, any Company Contract.

          (c)      To the Knowledge of the Company, each Company will be able to fully and timely perform its obligations under, and (to the extent applicable) timely meet all conditions precedent under, outstanding Company Contracts to which it is a party, in the Ordinary Course of Business and without extraordinary effort or expense. No outstanding Company Contract will result in a loss for any Company on a going-forward basis or otherwise is burdensome to any Company, and no outstanding Company Contract has had or resulted in, or entails a significant risk in the future having or resulting in, a Material Adverse Effect.

          (d)      On or prior to the date of this Agreement, the Companies have provided to Buyer a true and correct copy of each Company Contract listed on Schedule 3.9 (or, in the case of oral Company Contracts listed on Schedule 3.9, a true and correct summary thereof).

     3.10      Litigation. Except as set forth on Schedule 3.10, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Companies, threatened against or affecting, the Shares, any Company, their businesses, or any of their properties before any court or arbitrator or any other Governmental Authority, and there is no basis for any such action, suit or proceeding.

     3.11     Compliance with Laws and Court Orders. There are no judgments, injunctions, orders or decrees to which any Company is subject. No Company is in material violation of, or has materially violated, and to the Knowledge of the Companies is under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable law (including Environmental Law), rule, regulation, judgment, injunction, order or decree.

     3.12    Properties.

               (a)      No Company owns, or has previously owned, any real property.

               (b)      Schedule 3.12(b) lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Companies have delivered to the Buyer true and complete copies of all leases for the Leased Real Property and all amendments thereto. The Leased Real Property is all of the real property used and/or occupied by any Company. A Company has a valid leasehold estate in all Leased Real Property, free and clear of all Liens. All leases in respect of the Leased Real Property are in full force and effect, no Company has received any notice of a breach or default by any Company thereunder and, to the Knowledge of the Companies, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by any Company thereunder. None of the Leased Real Property has been leased, subleased or licensed by any Company to third parties.

               (c)      A Company has good and marketable title to, or valid leasehold interests or license interests in, all of the assets that it purports to own, lease or license (including, but not limited to, all of the assets reflected on the Audited Balance Sheet or the Interim Balance Sheet and all of its Owned Intellectual Property Rights and Licensed Intellectual Property Rights), free and clear of all Liens.

               (d)      The tangible personal property of the Companies is in good working condition, reasonable wear and tear and loss due to normal operations excepted and has been maintained in accordance with normal industry practice.

     3.13    Intellectual Property.

               (a) Schedule 3.13(a) contains separate true and complete lists of each of

(i)      the Intellectual Property Rights included in the Owned Intellectual Property Rights (other than unregistered copyrights in works whose value is not material to the business or assets of any Company), and all registrations, applications for and applications to register such rights,

(ii)      the Licensed-Out Intellectual Property Rights, and

(iii)      the Licensed-In Intellectual Property Rights (excluding software and implied licenses to use items by any Company in the Ordinary Course of Business, that in each case may be purchased over-the-counter for less than $1,000), specifying as to each such Owned or Licensed Intellectual Property Right, as applicable,

(I)      country or jurisdiction of recognition, application or registration,

(II)      nature of right (e.g., patent, copyright, trademark, etc.),

(III)      name, description or title (as applicable),

(IV)      registration or application dates and numbers (as applicable), and

(V)      in the case of Licensed Intellectual Property Rights, identification of the owner, licensor or licensee thereof and, as applicable, a reference sufficient to identify the corresponding Contract on Schedule 3.9.

          (b)      The Licensed-In Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary for the conduct the business of any Company as currently conducted. There exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights. No Company has given an indemnity in connection with any Licensed Intellectual Property Right or any Owned Intellectual Property Right to any Person.

          (c)      The Companies’ properties and operations do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person. There is no Claim pending against, or, to the Knowledge of the Companies, threatened against or affecting, any Company or any present or former officer, director, manager or employee of any Company (i) alleging any such infringement, misappropriation or violation, or (ii) bringing any Intellectual Property Right of any Person to the attention of any Company and proposing or offering to negotiate a royalty-bearing license.

          (d)      One of the Companies holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Companies’ licenses under the Licensed Intellectual Property Rights, free and clear of any Liens. None of the Owned Intellectual Property Rights is subject to any claims of joint ownership. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property Rights is held by assignment, or subject to an obligation to execute an assignment in favor of any Company, the assignment has been duly executed and delivered and recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. The Companies have taken all actions that are customary in the industry in which the Companies to maintain and protect the Owned Intellectual Property Rights and the Companies rights in the Licensed Intellectual Property Rights have been taken, including payment of applicable royalty, license or maintenance fees or other consideration and filing of applicable renewals, and affidavits of use and incontestability.

          (e)      To the Knowledge of the Company, no Person has, in the past three years, infringed, misappropriated or otherwise violated, and no Person is at present infringing, misappropriating or violating any Owned Intellectual Property Right.

          (f)      The Companies have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other Confidential Information belonging to it (“Confidential Intellectual Property”). Other than pursuant to a confidentiality, non-disclosure agreement or similar agreement to which the applicable Company is a party, none of the Confidential Intellectual Property has been disclosed other than to employees, representatives and agents of a Company all of whom are bound by written confidentiality and assignment of inventions agreements substantially in the form previously disclosed to Buyer. All such employees, representatives and agents are also bound to carry out the Companies’ confidentiality obligations with regard to Confidential Information disclosed to any Company by others, and no such employees, representatives or agents have, within the past three years, or are at present, violating such obligations.

          (g)      Except as set forth on Schedule 3.13(g), all Owned Intellectual Property Rights are valid and enforceable. None of the Owned Intellectual Property Rights is the subject of any challenge, claim or counterclaim of invalidity or unenforceability, opposition, cancellation, interference, protest, public use proceeding, reexamination request, reissue proceeding or similar proceeding before any Governmental Authority, nor to the Knowledge of the Companies has any such proceeding been threatened. All creation and development of the Owned Intellectual Property Rights was undertaken either by (i) independent contractors to one of the Companies subject to a written agreement providing that all Intellectual Property Rights arising from the development of such work became absolutely and entirely vested in the applicable Company or (ii) Persons who, at the time they performed the work, were employees of one of the Companies in the United States and was undertaken within the scope of each such Person’s employment, such that any and all Intellectual Property Rights arising from the development of such work became absolutely and entirely vested in the applicable Company, and Sellers have taken reasonable measures to ensure that no such Person has violated any confidentiality or conveyance agreement in favor of any of such Person’s prior employers or other Persons to whom they rendered services.

          (h)      All products sold by any of the Companies or under any license granted by any Company and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to be enforceable and/or collect damages.

          (i)      Schedule 3.13(i) sets forth a complete list of all domain names now used or contemplated to be used by any Company. All such domain names are currently registered and in good standing, and the applicable Company is shown on the records of the registrar thereof as the sole owner thereof and has the sole power to designate the name servers for the domain name with the registrar thereof. No Company has received any notice or communication stating that any Person is challenging the right of the Companies to use any such domain name.

          (j)      No software as to which any Company claims ownership of any Intellectual Property Right is subject to any obligation on the part of any Company either (i) to make the source code for such software available to any third party, or (ii) to refrain from imposing restrictions as to duplication, modification, distribution, use or reverse engineering by its licensees.

          (k)      All software as to which any Company claims ownership of any Intellectual Property Right is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, and conforms in all material respects to the specifications therefor. No significant “bugs”, and no “viruses”, “time bombs” or “spy ware”, exist with respect to the Program included in the software as to which any Company claims ownership of any Intellectual Property Right.

     3.14      Insurance Coverage. The Companies have furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, managers, officers or directors of any Company. There is no claim by any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Companies have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2006 and remain in full force and effect. The Companies have no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

     3.15      Licenses and Permits. Schedule 3.15 correctly describes each license, franchise, permit (including without limitation Environmental Permits), certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Company (the “Permits”) together with the name of the Governmental Authority or entity issuing such Permit. (i) The Permits are valid and in full force and effect, (ii) no Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     3.16      Environmental Laws. (a) The Companies comply in all material respects with all applicable Environmental Laws, and possess and comply with all Environmental Permits required under such laws.

                (b) There has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each, a “Hazardous Substance”) on, upon, into or from any site currently or previously owned, leased or otherwise used by any Company or, to the Knowledge of the Companies, a predecessor entity to any Company. There have been no Hazardous Substances generated by any Company or, to the Knowledge of the Companies, a predecessor entity to any Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund" site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

     3.17      Brokers. Except for Sage Advisors, LLC, whose fee will be paid by the Sellers at Closing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Sellers have delivered to Buyer a true and complete copy of the agreement between Sage Advisors, LLC and BFPC relating to such engagement.

     3.18      Employees. Schedule 3.18 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all managers, directors or officers of each of the Companies and all other employees of each of the Companies and (b) the wage rates for non-salaried employees of the Companies (by classification). To the Knowledge of the Companies, none of such employees and no other key employee of the Companies intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Each individual who is treated by any Company as an independent contractor or as the employee of a third party is properly so treated under applicable law.

     3.19      Labor Matters. No Company is party to any labor or collective bargaining contract. To the Knowledge of the Companies, there are no organizing activities or collective bargaining arrangements that could affect any Company pending or under discussion with any labor organization or group of employees of any Company. The Companies are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and no Company is engaged in any unfair labor practice, or involved in or, to the Knowledge of the Companies, threatened with, any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any Company. There are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Companies, threatened by or with respect to any employees of any Company.

     3.20      Employee Benefit Plans.

                  (a)      Schedule 3.20 lists each Employee Benefit Plan. To the extent applicable, with respect to each Employee Benefit Plan the Companies have made available to Buyer correct and complete copies of the plan document, the summary plan description, the most recent determination letter received from the Internal Revenue Service, the two most recent Form 5500 annual reports (with all attachments), and all related trust agreements, insurance contracts, funding agreements and service agreements. No Employee Benefit Plan covers employees other than managers, directors or employees of the Companies and, where applicable and permitted under a Employee Benefit Plan, the spouses, dependents, estates or other designated beneficiaries of such employees.

                  (b)      Each Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and the applicable requirements of ERISA, the Code and other applicable Laws and (ii) each such Employee Benefit Plan which is intended to be qualified under Code § 401(a) is the subject of a favorable determination letter issued by the Internal Revenue Service and no Company is aware of any facts or circumstances which could jeopardize such qualified status.

                  (c)      All required contributions (including, where applicable, all insurance premiums or other payments) that are due have been timely made within the time periods prescribed by the Code, ERISA and the terms of the applicable Employee Benefit Plan, and all contributions, premiums and other payments which are not yet due have been properly accrued in accordance with GAAP. The Companies have no unfunded Liability with respect to any Employee Benefit Plan.

                  (d)      Neither any Company nor any ERISA Affiliate has ever contributed to or been obligated to contribute to, or has any liability (contingent or otherwise) with respect to, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), including any Multiemployer Plan, which is subject to Code § 412, Section 302 of ERISA or Title IV of ERISA.

                  (e)      None of the Employee Benefit Plans provides health, life insurance or other welfare type benefits for retired or terminated employees, their spouses, or their dependents, other than continuation coverage required by Code § 4980B or the applicable provisions of state law.

                  (f)      No promise or commitment to adopt, amend or improve any Employee Benefit Plan for the benefit of any current or former director, officer or employee of any Company has been made.

                  (g)      Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Employee Benefit Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, officer or director of any Company. No payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by any Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

                  (h)      No event has occurred and no condition exists with respect to any Employee Benefit Plan which could subject any Employee Benefit Plan, any Company, Buyer, or any of their employees, agents or directors, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a “prohibited transactions,” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under ERISA or the Code.

                  (i)      No Claims are pending or, to the Companies’ Knowledge, threatened with respect to any Employee Benefit Plan, and there are no facts which could give rise to any such Claims (other than routine claims for benefits in the Ordinary Course of Business). No Employee Benefit Plan is currently under governmental investigation or audit and, to the Knowledge of the Companies, no such investigation or audit is contemplated or under consideration.

                  (j)      No event has occurred and no condition exists with respect to any Employee Benefit Plan or arrangement currently or previously maintained or contributed to by any ERISA Affiliate which could subject any Company or Buyer to liability, including liability under Sections 4971 or 4980B of the Code.

                    (k)      Substantially adequate and complete records have been and are maintained with respect to each Employee Benefit Plan and are in the custody of a Company or a third party service provider retained by a Company.

                  (l)      Any Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code § 409A) that is subject to Code § 409A has at all applicable times been operated in compliance with the requirements of Code § 409A and neither a Company nor any Affiliates have liability for withholding taxes with respect to any amounts includible under Code § 409A(1)(B).

     3.21      Taxes. Except as set forth in Schedule 3.21(a), (a) all Tax Returns required to be filed by or with respect to any Company have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete; (b) no Company has requested any extension of time within which to file any such Tax Returns; (c) all Taxes required to be paid with respect to such Tax Returns or otherwise have been paid or will be timely paid; (d) no deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing against any Company that has not been satisfied by payment, settled or withdrawn and, to the Knowledge of the Companies, there would be no proper basis for any such deficiency; (e) no Company has received notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction; (f) the Companies have provided Buyer access to complete and accurate copies of all Tax Returns filed by any Company for all periods for which the statute of limitations is still open; (g) there are no pending or, to the Knowledge of the Companies, threatened audits or Claims for or relating to any Taxes owing or allegedly owing by or any Tax Returns filed by or on behalf of any Company, and no Company has received any notice that any Taxing Authority intends to audit a Tax Return of any Company for any period; (h) no Company has agreed to the extension of any statute of limitations for assessment of Taxes; (i) the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has complied with all applicable information reporting requirements; (j) there are no requests for rulings in respect of any Tax pending by any Company with any Taxing Authority, and no Company has received any written ruling of a Taxing Authority or entered into any written and legally binding agreement with a Taxing Authority; (k) none of the Companies (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Companies; (ii) has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of an change in accounting method or otherwise; or (iii) has made any similar election or is required to apply any similar rules under any comparable state, local or foreign Tax provision; (l) none of the Companies has been a member of an affiliated group filing a consolidated federal income Tax Return for any period for which the statute of limitations remains open, and none of the Companies has liability for Taxes of any other Person (i) under Treasury Regulation section 1.1502 -6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise; (m) none of the Companies has distributed the stock of any corporation in a transaction satisfying the requirements of section 355 of the Code during the five-year period ending on the Closing Date, nor has the stock of any Company been distributed in a transaction satisfying the requirements of Section 355 of the Code during the five-year period ending on the Closing Date; (n) none of the Companies shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting or otherwise; (o) none of the Companies has participated in any “reportable transaction” as defined under Treasury Regulations section 1.6011 -4 and is not otherwise required to maintain a list pursuant to Treasury Regulations sections 301.6112 -1 or 301.6112 -1T; (p) for United States federal income tax purposes, BankingMyWay is, and has always been, treated as a disregarded entity within the meaning of Treas. Reg. § 301.7701 -2(c)(2)(i), and (q) BFPC made a valid election under Section 1362 of the Code and any corresponding state or local Tax provision to be an “S corporation” within the meaning of Section 1361(a)(1) of the Code that became effective on January 1, 2001. Such election has not been terminated or revoked in any taxable period subsequent to the time such election was made, and no event has occurred that could cause such a termination or revocation. BFPC does not own any asset the basis of which is determined in whole or in part by reference to the basis of such asset in the hands of a “C corporation” (as such term is defined in Section 1361(a)(2) of the Code), and has no actual or potential liability for Tax under Section 1374 or Section 1375 of the Code.

     3.22      Full Disclosure. The information relating to the Companies provided to Buyer by or on behalf of the Companies prior to the date of this Agreement is substantially in accord with the books and records of the Companies and fairly presents the data and other information it purports to present. To the Knowledge of the Companies, there are no facts pertaining to the Companies which could have or result in a Material Adverse Effect and which have not been disclosed in this Agreement, the schedules to this Agreement, the Audited Financial Statements or the Interim Financial Statements.

     3.23      Suitability. None of the Companies nor, to the Knowledge of the Companies, any of their respective directors, managers, officers or any other affiliate of the foregoing (a) has ever been convicted of or indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude, (b) is subject to any judgment barring, suspending or otherwise limiting the right of any Company or such Person to engage in any activity or (c) has ever been denied any Permit affecting any Company’s or such Person’s ability to conduct any activity currently conducted or currently contemplated to conducted by any Company or such Person, nor, to the Knowledge of the Companies, is there any basis upon which such Permit may be denied.

     3.24      Bank Account, Officers. Schedule 3.24 sets forth the name of each bank in which any Company has accounts or safe deposit boxes or standby letters of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

     Each Seller jointly and severally represents and warrants to Buyer as follows (in the case of Larry Starkweather as to such Seller both in his individual capacity and in his capacity as Agent):

     4.1      Authority. Such Seller has all requisite power and authority and is legally competent to execute, deliver and perform this Agreement and the other Transaction Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby; the consummation by such Seller of the transactions contemplated hereby or thereby will not result in a breach or a violation of, or a default under, any agreement or instrument by which such Seller or any of such Seller’s properties is bound or any Law to which such Seller is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any Governmental Authority or other Person by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which he or she is a party; and this Agreement and each of the other Transaction Documents constitutes (assuming its due authorization and execution by the other parties or their applicable Affiliates) such Seller’s legal, valid and binding obligation and is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and except to the extent that equitable remedies, such as injunctive relief or specific performance are within the discretion of courts of competent jurisdiction.

     4.2      Title. Each Seller is the record and beneficial owner of the number of Shares set forth opposite such Seller’s name on Schedule 3.4, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares). Each Seller has good and marketable title to his or her Shares, free and clear of all Liens. Upon consummation of the Closing, (a) each Seller will transfer to Buyer good and marketable title to all of his or her Shares, free and clear of all Liens, and (b) Buyer will own all of the outstanding Shares free and clear of all Liens and will be the sole equityholder of BFPC (and, directly or indirectly, all of the Companies).

     4.3      Assets. Neither any Seller nor any of his or her respective Affiliates own, use or hold for use any assets that are related to the business of any Company.

     4.4      Investment.

               (a)      Such Seller is acquiring the TSC Stock for investment solely for such Seller’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering in violation of federal or state securities Laws. Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

               (b)      Such Seller has such knowledge, experience and skill in financial and business matters in general and with respect to investments of a nature similar to an investment in TSC so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the investment in the TSC Stock and, in the case of Starkweather, the Option, contemplated by this Agreement.

               (c)      Such Seller has (i) received all information that such Seller deems necessary to make an informed investment decision with respect to an investment in TSC and the Option and (ii) had the unrestricted opportunity to make such investigation as such Seller desires pertaining to TSC and an investment therein and to verify any information furnished to such Seller.

               (d)      Such Seller understands that such Seller must bear the economic risk of an investment in TSC or the Option for an indefinite period of time because the TSC Stock and the Option (i) have not been registered under the Securities Act or applicable state or foreign securities Laws and (ii) may not be sold, transferred, pledged or otherwise disposed of except if it is registered in accordance with the provisions of the Securities Act and applicable state or foreign securities Laws or registration thereunder is not required.

               (e)      Such Seller understands that neither Buyer nor TSC is obligated to register the TSC Stock or the Option for resale under the Securities Act or any applicable state or foreign securities Laws and that neither Buyer nor TSC is obligated to supply such Seller with information or assistance in complying with any exemption under the Securities Act or any applicable state or foreign securities Laws.

     4.5      Brokers.      Except for Sage Advisors, LLC, whose fee will be paid by the Sellers at Closing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Sellers have delivered to Buyer a true and complete copy of the agreement between Sage Advisors, LLC and BFPC relating to such engagement.

     4.6      Litigation. There are no Claims, orders or complaints pending, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

     4.7      Foreign Status. None of the Sellers is a foreign person subject to withholding under Section 1445 of the Code, and certification to that effect will be delivered to the Buyer at or prior to the Closing.

ARTICLE V

COVENANTS

     5.1      Announcements. Each Seller agrees not to issue, or cause to be issued, any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Buyer.

     5.2      Confidential Information. Each Seller acknowledges that, from time to time, he or she has received, developed or otherwise had access to or been exposed to information from or regarding any Company or Persons with which any Company does business in the nature of lists of actual and potential customers, trade secrets, marketing, distribution and sales methods and systems, finances or other information that otherwise is proprietary to the Companies, confidential or non-public (all of the foregoing, collectively, “Confidential Information”), and that the release or use of any such Confidential Information is reasonably likely to be materially damaging to any Company or Persons with which any Company does business. Each Seller covenants that he or she shall, and shall cause his or her Affiliates to, hold in strict confidence and not use any Confidential Information and shall not disclose it to any Person, except for disclosures compelled by Law (but Seller must notify Buyer and BFPC promptly of any request for that information, before disclosing it if practicable and permitted by Law).

     5.3      Non-Compete; Other Activities.

          (a) Each Seller covenants that, from the date hereof until the date that is five years following the date hereof (the “Restricted Period”), such Seller will not, and will cause each Affiliate of such Seller not to, directly or indirectly:

(i)      (x) engage or participate anywhere in the world in any business or other activities, or render services to (whether as an employee, consultant, lender, director, officer, principal, agent, stockholder, member, owner, partner, operator, trustee, manager, strategic partner or otherwise), or permit his or her name to be used in connection with the activities of, any other Person that engages or participates anywhere in the world in any business or other activities, in each case which competes to any extent with any business conducted or proposed to be conducted by any Company, or by TSC or any of its subsidiaries, on the date hereof, or (y) own any equity interest in any Person that does any of the foregoing;

(ii)      solicit, induce or attempt to induce (or participate to any extent in the efforts of any other Person to solicit, induce or attempt to induce) any officer, manager or employee of TSC or any of its subsidiaries (including any Company) (each, a “Restricted Employee”) to leave the employ of TSC or any of its subsidiaries (including any Company) or violate the terms of their Contracts with TSC or any of its subsidiaries (including any Company);

(iii)      hire (or participate to any extent in the efforts of any other Person to solicit, induce or attempt to induce) any Restricted Employee or any individual that was a Restricted Employee at any time within the six months preceding such hiring; or

(iv)      other than (x) to the extent necessary in order to comply with applicable law or any legal process to which such Seller may become subject or (y) to the extent necessary in connection with the enforcement of any rights that such Seller may have hereunder or, if applicable, under his or her respective Employment Agreement, make any comments which could reasonably be viewed as disparaging (A) any Company or TSC or any of their Affiliates or their businesses, or (B) without limiting the generality of clause (A), the professional skills of any of their respective officers, managers or executives;

provided, however, that (A) the foregoing clause (ii) will not prohibit any Seller (or any of his or her Affiliates) from making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on any Restricted Employee or former Restricted Employee (any proscribed act, activity or ownership under clause (i), (ii), (iii) or (iv), after giving effect to this clause (A), a “Restricted Activity”) and (B) a Seller will not be in breach of Section 5.3(a)(i) solely by reason of the beneficial ownership by such Seller (or any Affiliate of such Seller) of less than 2% (for such Seller and all of such Seller’s Affiliates considered in the aggregate) of the capital stock of a Person engaged in a Restricted Activity if such Seller does not control the operation or management of such Person engaged in a Restricted Activity.

          (b)      Each Seller agrees, that in addition to the covenants expressly set forth in Section 5.3(a), Section 5.3(a) is hereby deemed (including for purposes of applying Section 5.3(c)) also to include a series of separate covenants (which are hereby deemed to be, and in any event to have the same effect as if, fully set forth in said Section), as follows: (i) in the case of clause (i) of Section 5.3(a), one covenant for each country in the world, one covenant for each state or province (or similar political subdivision, including territories and possessions), county (or similar political subdivision) or city included within each such country and, with respect to each such country, state or province (or similar political subdivision), county (or similar political subdivision) or city, one covenant for each period which commences on the Closing Date and either ends on an anniversary of the Closing Date prior to the last day of, or ends on the last day of, the Restricted Period; (ii) in the case of each of clauses (ii) and (iii) of Section 5.3(a), one covenant for each Restricted Employee and, with respect to each Restricted Employee, one covenant for each period which commences on the Closing Date and either ends on an anniversary of the Closing Date prior to the last day of, or ends on the last day of, the Restricted Period; and (iii) in the case of clause (iv) of Section 5.3(a), one covenant for each period which commences on the Closing Date and ends on an anniversary of the Closing Date; with each such separate, additional covenant being deemed to be identical to the applicable restrictive covenant set forth in Section 5.3(a) except as specified in this Section 5.3(b) .

          (c)      It is the desire and intent of the parties hereto that the provisions of this Section 5.3 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought. Without limitation of any party’s rights under Section 7.7, if any court determines that any provision of this Section 5.3 is unenforceable with respect to any particular jurisdiction, such court will have the power to reduce the duration or scope of (or otherwise modify) such provision, as the case may be, to the minimum extent necessary to render such provision enforceable with respect to such jurisdiction and, in modified form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only in relation to the particular jurisdiction just mentioned.

     5.4      Reasonableness; Injunctive Relief. Each Seller acknowledges and agrees that the restrictions contained in Sections 5.2 and 5.3 are a reasonable and necessary protection of the immediate interests of Buyer and the Companies, and any violation of these restrictions would cause irreparable injury to Buyer and the Companies for which monetary damages are inadequate, difficult to compute, or both, and that Buyer would not have entered into this Agreement without receiving the consideration offered by such Seller in binding himself or herself and his or her Affiliates to these restrictions. In the event of a breach or a threatened breach by a Seller or his or her Affiliates of these restrictions, each of Buyer and each Company will be entitled to an injunction restraining such Seller and/or his or her Affiliates from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer or any Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

5.5      Legend.

          (a)      Each Seller acknowledges and agrees that the TSC Stock may not be sold, and that he or she will not directly or indirectly offer or sell any of such TSC Stock or right to acquire TSC Stock, other than in compliance with the Securities Act and all other applicable state or foreign securities Laws.

          (b)      Each Seller agrees that the TSC Stock delivered pursuant to this Agreement or the Option will contain the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, ANY SUCCESSOR LAW, THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION WITHIN THE UNITED STATES AND ITS TERRITORIES OR POSSESSIONS OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THESTREET.COM, INC. IS RECEIVED STATING THAT SUCH TRANSACTION IS NOT SUBJECT TO THE REGISTRATION AND/OR PROSPECTUS DELIVERY REQUIREMENTS OF ANY SUCH JURISDICTION. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THESTREET.COM, INC. MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY SECTION 4(2) THEREUNDER.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL, AS SET FORTH IN AN AGREEMENT DATED NOVEMBER 1, 2007, BY AND AMONG BFPC NEWCO LLC, LARRY STARKWEATHER, KYLE SELBERG, RACHELLE ZORN AND ROBERT QUINN, AND LARRY STARKWEATHER, AS AGENT. A COPY OF SUCH RESTRICTIONS MAY

BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THESTREET.COM, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES.

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between TheStreet.com, Inc. (the “Corporation”) and the Rights Agent thereunder (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Corporation will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

     5.6      Right of First Refusal. Each Seller covenants and agrees that he or she shall not, directly or indirectly, transfer, assign, convey, sell, subject to any Lien or otherwise transfer, whether or not by operation of Law (each, a “Transfer”), any of the TSC Stock to any other Person, except (i) with Buyer’s prior written consent, (ii) as provided in this Section 5.6, (iii) to any Family Member of such Seller or (iv) bona fide Transfers for value in which the consideration paid for such TSC Stock is not in excess of $25,000 in the aggregate for all such Transfers within the prior twelve (12) months, provided that the restrictions contained in this Agreement will continue to apply to such TSC Stock after any Transfer pursuant to clauses (i), (ii), (iii) or (iv) above and each transferee of such TSC Stock shall agree in writing, prior to and as a condition to the effectiveness of such Transfer, to be bound by the provisions of this Agreement, without modification or condition, subject only to the consummation of the Transfer. Upon any Transfer of TSC Stock pursuant to clause (i), (ii), (iii) or (iv) of the immediately preceding sentence, the transferor will deliver a written notice to BFPC and the parties to this Agreement, which notice will disclose in reasonable detail the identity of such transferee(s) and shall include an original counterpart of the agreement of such transferee(s) to be bound by this Agreement in form and substance satisfactory to Buyer. In the event that any Seller has received a bona fide offer from a non-Affiliated Person (the “Proposed Transferee”) to, directly or indirectly, assign, convey or otherwise transfer, whether or not by operation of Law, to the Proposed Transferee any of the TSC Stock (the “Offered TSC Stock”) solely for cash fully payable at closing (any such offer, a “Qualifying Offer”), and such Seller desires to accept such Qualifying Offer, such Seller shall give prompt written notice to such effect (the “First Refusal Notice”) to Buyer. The First Refusal Notice shall specify such Seller’s bona fide desire to sell the Offered TSC Stock to the Proposed Transferee pursuant to the Qualifying Offer, the identity of the Proposed Transferee, the number of shares constituting the Offered TSC Stock, the proposed price per share of Offered TSC Stock and any other terms and conditions of such proposed transaction. The First Refusal Notice shall constitute a non-rescindable offer by such Seller to Buyer to sell any or all of the Offered TSC Stock on the price and terms and conditions set forth in the First Refusal Notice. Buyer, if it desires to accept such offer, shall, within 20 days after receiving the First Refusal Notice, give such Seller written notice to such effect, specifying whether it desires to purchase all or a portion of the Offered TSC Stock (the “Acceptance Notice”). If (a) Buyer does not give to the relevant Seller the Acceptance Notice within such 20-day period or (b) the Acceptance Notice relates to a portion but not all of the Offered TSC Stock, then, at any time within 20 days following the expiration of the time period for the giving of the Acceptance Notice, such Seller may assign, convey, sell or otherwise transfer, in the case of clause (a) of this Section 5.6, the Offered TSC Stock, and in the case of clause (b) of this Section 5.6, the portion of the Offered TSC Stock not covered by the Acceptance Notice, to the Proposed Transferee but only on such terms and conditions that are no more favorable to the Proposed Transferee than the terms included in the First Refusal Notice and only at a price that is equal to or higher than the price stated in the First Refusal Notice, provided that such right of such Seller to assign, convey, sell or otherwise transfer the Offered TSC Stock (or a portion thereof) shall expire at the end of such 20-day period and the restrictions set forth in this Section 5.6 shall apply to any such future assignment, conveyance, sale or other transfer. In the event that Buyer gives the relevant Seller an Acceptance Notice, then, on such business day as Buyer shall set forth in the Acceptance Notice, which shall be not less than five days nor more than 20 days after the giving of the Acceptance Notice, Buyer shall purchase from such Seller, and such Seller shall sell to Buyer (or its designee), the Offered TSC Stock (or the portion thereof as specified in the Acceptance Notice), free and clear of all Liens for the price stated in the First Refusal Notice and upon the other terms and conditions of the First Refusal Notice.

     5.7      Certain Tax Matters. (a) The Agent will cause to be prepared and filed in a manner consistent with past practice all Tax Returns required to be filed by the Companies (including any S corporation Tax Returns) for periods ending on or prior to the Closing Date (any such period, a “Pre-Closing Period”). No later than 30 days prior to the filing of any such Tax Returns, the Agent shall provide to Buyer advance copies of such Tax Returns for review and approval (such approval not to be unreasonably withheld, provided that Buyer shall control the determination of built-in gains Taxes for which Buyer is responsible pursuant to Section 5.7(d)) . Except as otherwise provided in Section 5.7(d), Sellers will pay, and will jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Companies) from and against any Taxes imposed with respect to any Pre-Closing Period to the extent such Taxes exceed the accruals for such Taxes reflected in the Final Working Capital (as finally determined in accordance with Section 1.4) .

               (b)      Buyer shall cause to be prepared and filed all Tax Returns of the Companies for taxable periods beginning prior to but ending after the Closing Date (any such period, a “Straddle Period”). Sellers will pay, and will jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including, after the Closing, the Companies) from and against any Taxes allocable to the portion of a Straddle Period which ends on the Closing Date to the extent such Taxes exceed the accruals for such Taxes reflected in the Final Working Capital (as finally determined in accordance with Section 1.4) . For purposes of this Section 5.7(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts or purchases, be deemed to be the amount of such Tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period and (ii) in the case of any Tax based upon or related to income, receipts or purchases, be deemed equal to the amount which would be payable if the relevant tax period ended on the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the Closing Date and the portion after the Closing Date on a per diem basis.

               (c)      In the event that Buyer or any of its Affiliates receives notice of any examination, claim, adjustment, or other proceeding with respect to the liability for any Taxes for which the Sellers are or may be liable under Section 5.7(a) or (b), Buyer shall promptly notify the Agent in writing thereof; provided, however, that the failure to promptly give such notice shall not relieve the Sellers of their indemnity obligations hereunder except to the extent that the Sellers’ rights to contest the examination, claim, adjustment, or other proceeding are thereby materially prejudiced. As to any examination, claim, adjustment or other proceeding relating to a taxable period of any Company that ends on or before the Closing Date, the Agent shall be entitled at the Sellers’ expense to control the contest of such examination, claim, adjustment, or other proceeding except insofar as such proceeding includes Taxes for which Buyer is responsible pursuant to Section 5.7(d); provided, however, that the Agent may not, without the consent of Buyer (such consent not to be unreasonably withheld or delayed), agree to any settlement that could result in an increase in the amount of Taxes for which Buyer or any of its Affiliates are not entitled to indemnification hereunder. With respect to any examination, claim, adjustment, or other proceeding with respect to a Straddle Period, Buyer shall control the contest of such examination, claim, adjustment, or other proceeding, provided that Buyer may not, without the prior consent of the Agent (such consent not to be unreasonably withheld or delayed), agree to any settlement that could result in an increase in the amount of Taxes for which the Sellers are liable under Section 5.7(a) or (b). The parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the conduct, negotiation and settlement of any proceeding described in this Section 5.7(c) . In the case of any examination, claim, adjustment or other proceeding with respect to Taxes for which Sellers may seek indemnification pursuant to the last sentence of Section 5.7(d), Buyer shall have the same contest rights as are afforded the Agent pursuant to the first two sentences of this Section 5.7(c) .

               (d)      If Buyer so requests within 30 days after the Closing Date, Buyer and the Agent shall negotiate in good faith to determine the payments necessary to compensate each Seller for the increase in such Seller’s income tax liability as a result of a joint election under Section 338(h)(10) of the Code (and any comparable election under United States state or local Tax laws) with respect to the purchase of the Shares pursuant to this Agreement (such payments, the “Section 338 True-Up Payments”, and such election , the “Section 338 Election”). If Buyer and the Agent are unable to agree on the Section 338 True-Up Payments within 30 days, the Section 338 True-Up Payments shall be determined by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm incurred in connection with the determination of the Section 338 True-Up Payments shall be paid by Buyer. If Buyer so requests within 30 days after the determination of the Section 338 True-Up Payments in accordance with this Section 5.7(d) (the “Election Request”) and agrees to pay each Seller such Seller’s Section 338 True-Up Payment, Buyer and the Sellers will make the Section 338 Election. Buyer and the Sellers will cooperate with each other to take all actions necessary and appropriate (including filing Form 8023 and any other forms, returns, elections, schedules and other documents

(collectively, “Section 338 Forms”) as may be required) to effect a timely Section 338 Election in accordance with the provisions of Section 338(h)(10) of the Code and the regulations thereunder (and any similar joint elections with similar effects under state or local tax law) or any successor provisions. With respect to the Section 338 Election and any comparable joint elections under United States state or local Tax laws, Buyer and the Sellers shall (i) treat such elections as valid, (ii) not take any action inconsistent with such treatment and (iii) file, or cause to be filed, all Tax Returns in a manner consistent with such elections. Buyer and the Agent shall endeavor in good faith to agree upon the allocation of the “adjusted grossed-up basis” and the “aggregate deemed sales price” (as such terms are defined in Section 338 of the Code and the regulations thereunder) among the assets of the Companies (the “Allocation”). If Buyer and the Agent are not able to agree upon the Allocation within 60 days after the Election Request, the Allocation shall be determined by the Independent Accounting Firm, the fees and expenses of which shall be paid by the Buyer. The parties and their Affiliates shall reflect the Allocation and the assumptions underlying the Section 338 True-Up Payments in all Tax Returns that they are required to file. If the Section 338 Election is made, Buyer shall be responsible for any built-in gains Tax under Section 1374 of the Code or any analogous provision of state or local income tax laws that result from the Section 338 Election. Buyer shall indemnify and hold harmless Sellers from and against any increased Taxes resulting from the Section 338 Election in excess of the amounts reflected in the Section 338 True-Up Payments that are imposed as a result of any audit.

               (e)      Except as otherwise provided by this Section 5.7(e), the Sellers will be entitled to receive prompt written notice as to the existence of and to retain, or receive prompt payment from the Buyer or the applicable Company of, any refund or credit of Taxes for which the Sellers are responsible pursuant to Section 5.7(a) or (b), plus any interest received with respect thereto from the relevant Taxing Authority; provided, however, that Buyer or the Companies shall be entitled to retain any refund resulting from a carry back of any loss or other attribute arising in any period (or portion thereof) after the Closing Date. The Sellers shall jointly and severally indemnify and hold harmless Buyer and the Companies from and against any Taxes imposed as a result of a subsequent disallowance of any refund for which Buyer or any Company has reimbursed Sellers. The Buyer will, if the Sellers so request and at their expense, cause the applicable Company to promptly file for and obtain any refunds or credits to which the Sellers are entitled under this section 5.7(e) .

               (f)      Sellers will pay, and will jointly and severally indemnify and hold harmless the Companies, Buyer and its Affiliates from and against any transfer, documentary, sales, use, registration, stamp, value-added and other similar taxes (including all applicable real property and other gains taxes), including any penalties, interest and additions to tax, imposed in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The Sellers and Buyer shall cooperate in timely making and filing any Tax Returns required to be filed with respect to Transfer Taxes.

     5.8      Benefit of Covenants. The covenants of the Sellers set forth in Sections 5.1 through 5.7 of this Article V are for the several benefit of (and without limiting the foregoing, may severally be enforced by) each of Buyer and (except for Sections 5.5 and 5.6) the Companies, and their respective successors and assigns.

ARTICLE VI

SURVIVAL, INDEMNIFICATION

     6.1      Survival. All of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Transaction Document shall survive indefinitely (and not be affected in any respect by) the consummation of the Closing and any investigation conducted by any party hereto and any information which any party may receive (or was capable of acquiring) or knowledge he, she or it may have (or was capable of acquiring), in each case, whether prior to or after the date of this Agreement and whether prior to or after the Closing (it being understood and agreed that, except as otherwise expressly set forth in this Section 6.1, such representations, warranties, covenants and agreements shall survive indefinitely). Notwithstanding the foregoing, the representations and warranties of the Sellers contained in Article III hereof and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 6.2(a) shall terminate on, and no Claim with respect thereto may be brought after, the second anniversary of the Closing Date; provided, however, that: (i) the representations and warranties contained in Sections 3.1 (Organization and Power), 3.2 (Governmental Authorization), 3.3 (Noncontravention), 3.4 (Capitalization), 3.7 (No Undisclosed Material Liabilities), 3.8 (Arrangements with Related Persons), and 3.17 (Brokers), and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 6.2(a), shall survive indefinitely; and (ii) the representations and warranties set forth in Sections 3.20 (Employee Benefit Plans) and 3.21 (Taxes) and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 6.2(a) shall survive until the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates. The representations and warranties and the applicable indemnity obligations with respect thereto pursuant to this Article VI for the inaccuracy or breach thereof that terminate pursuant to this Section 6.1, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Agent (in the case of a Claim pursuant to Section 6.2) or Buyer (in the case of a Claim pursuant to Section 6.3) has been given written notice from the Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) setting forth the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period.

     6.2      Indemnification by Sellers. Each Seller hereby agrees to, jointly and severally, indemnify Buyer, the Companies, each Affiliate of the Buyer or any Company at any time after the Closing and the respective officers, managers, directors, employees and agents of each of the foregoing at any time after the Closing (each, a “Buyer Indemnified Party”) against, and agrees to hold each Buyer Indemnified Party harmless from, any and all losses, damages, settlement payments, interest, fines or penalties and costs and expenses (including reasonable attorneys’ fees and expenses) (“Losses”) incurred or suffered by such Buyer Indemnified Party arising out of, resulting from or relating to any of the following:

               (a) (x) any inaccuracy in or breach of any representation or warranty of any Seller contained in Article III or IV hereof or in any certificate required to be delivered with respect thereto, the existence of any such inaccuracy or breach being determined for this purpose (except with respect to Section 3.7(b) and the last sentence of Section 3.6) without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or “Material Adverse Effect” qualification (including, without limitation, qualifications indicating accuracy with such exceptions as have not, will not, would not, are not reasonably likely to, or would not reasonably be expected to have a Material Adverse Effect) set forth in such representations and warranties, or (y) any third party Claim based upon facts alleged that, if true, would constitute such a breach or inaccuracy;

               (b) any breach of or failure by any Seller to perform any covenant or obligation of such Seller contained in this Agreement;

               (c) the issuance of Shares to the Sellers other than Starkweather (including without limitation any withholding or other Taxes attributable to such issuance); and

               (d) any matter described on Schedules 3.7 (No Undisclosed Material Liabilities) or 3.21 (Taxes) to this Agreement.

Each Seller specifically acknowledges and agrees that any Buyer Indemnified Party may proceed against any Seller under this Section 6.2 without contemporaneously, or at any time, proceeding against any other Seller; provided however, that in the event that any Buyer Indemnified Party has recovered its Losses relating to any given Claim in full from any Seller or Sellers, such Buyer Indemnified Party shall not be able to seek duplicate recovery against any other Seller or Sellers for such Losses.

     6.3      Indemnification by Buyer. Buyer hereby agrees to indemnify Sellers and their respective Affiliates at any time after the Closing (each, a “Seller Indemnified Party”, and, together with the Buyer Indemnified Parties, the “Indemnified Persons”) against, and agrees to hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by such Seller Indemnified Party arising out of, resulting from or relating to any of the following:

               (a) (x) any inaccuracy in or breach of any representation or warranty of Buyer contained in Article II hereof, or (y) any third party Claim based upon facts alleged that, if true, would constitute such a breach or inaccuracy; and

               (b) any breach of or failure by Buyer to perform any covenant or obligation of Buyer contained in this Agreement.

     6.4 Limitations on Liability.

               (a) Notwithstanding any other provision of this Agreement, other than in the case of fraud, the cumulative aggregate indemnity obligation of the Sellers under Section 6.2 hereof shall in no event exceed the Final Purchase Price (provided, however, that in the case of each Seller other than Starkweather, such Seller’s cumulative aggregate indemnity obligation under Section 6.2 hereof shall in no event exceed such Seller’s Pro-Rata Share of the Final Purchase Price); provided, that, notwithstanding the foregoing, the cumulative aggregate indemnity obligation of the Sellers under Section 6.2(a) hereof, but only insofar as such liability relates to a breach or inaccuracy of a representation or warranty contained in Article III, other than with respect to the Special Representations, shall in no event exceed $10,000,000 (the “Representation Cap Amount”) (provided, however, that in the case of each Seller other than

Starkweather, such Seller’s cumulative aggregate indemnity obligation under Section 6.2(a) hereof, but only insofar as such liability relates to a breach or inaccuracy of a representation or warranty contained in Article III, other than with respect to the Special Representations, shall in no event exceed such Seller’s Pro-Rata Share of the Representation Cap Amount).

               (b) Notwithstanding any other provision of this Agreement, the Sellers shall not have any liability under Section 6.2(a) hereof, but only insofar as such liability relates to a breach or inaccuracy of a representation or warranty contained in Article III, other than with respect to the Special Representations, until the cumulative aggregate amount of Losses for which the Sellers, but for this sentence, otherwise would be liable under said portion of Section 6.2(a) exceeds $150,000 (the “Basket Amount”), after which the Sellers shall then be liable for the full amount of all such Losses in excess of the Basket Amount.

               (c) The amount of any Loss for which indemnification otherwise is provided under Section 6.2(a) hereof shall be reduced by the amount of any reserve or other liability reflected in the Final Working Capital after the resolution of all disputes in connection therewith in accordance herewith specifically in respect of such Loss, but only to the extent such reserve or other liability has not previously been applied against Losses pursuant to this sentence.

     6.5 Claims; Payment.

               (a) As promptly as is reasonably practicable after an Indemnified Person becomes aware of a Claim for indemnification under this Agreement not involving a Third Party Claim, Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) shall give notice to the Agent (in the case of a Claim pursuant to Section 6.2) or Buyer (in the case of a Claim pursuant to Section 6.3) of such Claim, which notice shall specify the facts alleged to constitute the basis for such Claim, the representations, warranties, covenants or obligations alleged to have been inaccurate or have been breached, if any, and, to the extent practicable, the amount that the Indemnified Person seeks hereunder from one or more of the Sellers (in the case of a Claim pursuant to Section 6.2) or from Buyer (in the case of a Claim pursuant to Section 6.3) (the relevant Seller or Sellers, or Buyer, as the case may be, the “Indemnifying Person"); provided, however, that the failure of the Buyer or Agent, as the case may be, to give such prompt notice shall not relieve the Indemnifying Person of its obligations under this Article VI to such Indemnified Person except to the extent that the Indemnifying Person shall have been materially prejudiced thereby (and, in any event, any such relief shall apply only with respect to such specific Claim for indemnification).

               (b) The Indemnifying Person shall pay the Indemnified Person in immediately available funds on an as incurred basis promptly after the Buyer or Agent, as the case may be, provides the Indemnifying Person with written notice of a Claim pursuant to this Agreement. Without limitation of Buyer’s rights under the Escrow Agreement, Buyer shall have the right in its discretion from time to time to apply (by means of set-off, reduction or otherwise) any amount then payable by Buyer or any of its Affiliates to any Seller under this Agreement or any Transaction Document against, or otherwise to hold back all or any portion of any such amount then so payable by Buyer or any of its Affiliates to any Seller to provide for the payment of, all or any portion of any amount payable, or in good faith asserted by Buyer to be payable, by any Seller or Sellers to any Buyer Indemnified Party pursuant to Article 6; provided, Buyer agrees that with respect to any indemnifiable Claim under Section 6.2(a) (other than with respect to the Special Representations or involving fraud) Buyer will first proceed against the Escrow Fund (as such term is defined in the Escrow Agreement) until the Escrow Fund is exhausted and then proceed against the Sellers (it being understood and agreed that any such Claim may be made against both the Escrow Fund and Sellers simultaneously so as to avoid the delay involved in commencing a proceeding against Sellers only after the Escrow Fund is exhausted). Any amount which is in fact payable, or in the good faith opinion of Buyer is reasonably likely in the future to become payable, to any Buyer Indemnified Party pursuant to this Article 6, shall be considered to be “payable” within the meaning of the preceding sentence of this Section 6.5(b) . It is understood and agreed that to the extent Buyer is entitled to indemnification hereunder and determines in its sole discretion to accept satisfaction of such indemnification obligation with TSC Stock, such stock shall be valued at $12.577 per share subject to equitable adjustment in the event of any increase or decrease in the number of such shares of common stock of TSC resulting from a stock split, stock combination or the payment of a stock dividend with respect to such shares or other similar event; provided however that this sentence is not intended to limit Sellers’ right to deliver cash in satisfaction of certain indemnity claims in lieu of such TSC Stock to the extent provided in Section 7(b) of the Escrow Agreement.

     6.6      Notice of Third Party Claims; Assumption of Defense. Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) shall give notice (“Third Party Claim Notice”) as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any Claim by any Person not a party hereto against an Indemnified Person (a “Third Party Claim”) in respect of which indemnity may be sought by an Indemnified Person under this Agreement (which notice shall specify in reasonable detail the nature and amount, to the extent practicable, of such Third Party Claim); provided, however, that the failure of Buyer or the Agent to give such notice shall not relieve the Indemnifying Person of its obligations under this Article VI to such Indemnified Person except to the extent that the Indemnifying Person shall have been materially prejudiced thereby (and, in any event, any such relief shall apply only with respect to such specific Third Party Claim). If (i) in the case of a Claim pursuant to Section 6.2(a), the Basket Amount has been exceeded or is not applicable (or the Indemnifying Person, within the 15-day period referred to below in this sentence, irrevocably and unconditionally waives the applicability of the Basket Amount to the Third Party Claim) and (ii) the Indemnifying Person confirms in writing to Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) within 15 days after receipt of the Third Party Claim Notice the Indemnifying Person’s responsibility to indemnify and hold harmless the Indemnified Person for the full amount of any potential liability in connection with such Third Party Claim and within such 15-day period demonstrates to Buyer’s (in the case of a Claim pursuant to Section 6.2) or the Agent’s (in the case of a Claim pursuant to Section 6.3) reasonable satisfaction that, as of such time, the Indemnifying Person has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such Third Party Claim, the Indemnifying Person may elect to assume control over the compromise or defense of such Third Party Claim at such Indemnifying Person’s own expense and by such Indemnifying Person’s own counsel, which counsel will be reasonably satisfactory to Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) . If the Indemnifying Person so elects to assume control over the compromise and defense of such Third Party Claim, the Indemnifying Person shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify Buyer (in the case of a Claim pursuant to Section 6.2) or the Agent (in the case of a Claim pursuant to Section 6.3) of such Indemnifying Person’s intent to do so, and the Indemnified Person shall cooperate, at the expense of the Indemnifying Person, in the compromise of, or defense against, such Third Party Claim; provided, however, that: (i) the Indemnified Person may, if such Indemnified Person so desires, employ counsel at such Indemnified Person’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Person shall keep the Indemnified Person advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Person shall obtain the prior written approval of the Indemnified Person before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief or other non-monetary relief against any Indemnified Person or any of its Affiliates; and (iv) no Indemnifying Person will, without the prior written consent of each Indemnified Person (with respect to Third-Party Claims (A) not involving injunctive or similar equitable relief or other non-monetary relief being asserted against the Indemnified Person, such approval shall not be unreasonably withheld, conditioned or delayed and (B) involving injunctive or similar equitable relief or other non-monetary relief being asserted against the Indemnified Person, such approval may be withheld, conditioned or delayed for any or no reason), settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Person is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Person to pay the full amount of the liability in connection with such Third Party Claim, includes an unconditional release of all such Indemnified Persons from all liability arising out of such Third Party Claim, and will not involve the finding or admission of any violation of Law by the Indemnified Person. Notwithstanding anything contained herein to the contrary, the Indemnifying Person shall not be entitled to have sole control over (and if it so desires, the Indemnified Person shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Person shall nevertheless be required to pay all Losses incurred by the Indemnified Person in connection with such defense, settlement or compromise but only to the extent the Indemnifying Person is required to indemnify for such Losses in accordance with this Agreement): (i) any Third Party Claim that seeks an order, injunction or other equitable or non-monetary relief against any Indemnified Person or any of its Affiliates; (ii) any Claim that is the subject of such Third Party Claim in which both the Indemnifying Person and the Indemnified Person are named as parties and either the Indemnifying Person or the Indemnified Person determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Claim; (iii) any Claim that is the subject of such Third Party Claim after such time as the aggregate amount of Losses for which Sellers are required to indemnify the Buyer Indemnified Parties pursuant to Section 6.2 (including without limitation the Losses related to such Third Party Claim) are reasonably expected to exceed the Representation Cap Amount or the Final Purchase Price, as applicable; and (iv) any Claim that is the subject of such Third Party Claim relating to Taxes of Buyer or any Company or any of their respective Affiliates. If the Indemnifying Person elects not to assume (or is precluded by the terms hereof from assuming) control over the compromise or the defense of such Third Party Claim, fails to timely and properly notify the Indemnified Person of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith or fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim, the Indemnified Person may, at the Indemnifying Person’s expense, pay, compromise or defend against such Third Party Claim (but the Indemnifying Person shall nevertheless be required to pay all Losses incurred by the Indemnified Person in connection with such defense, settlement or compromise but only to the extent the Indemnifying Person is required to indemnify for such Losses in accordance with this Agreement).

     6.7      Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under this Article VI shall be treated by Buyer and Sellers as an adjustment to the Base Purchase Price.

     6.8      Application to Taxes. This Article VI shall have no application to indemnification claims with respect to Taxes that are subject to Section 5.7, which shall be governed exclusively by Section 5.7.

ARTICLE VII

MISCELLANEOUS

     7.1      Expenses. Other than as provided in Sections 3.17, 4.5 and 5.7(e) of this Agreement, each of Buyer and Sellers shall pay such Person’s own, and the Sellers jointly and severally shall pay the Companies’, fees and expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by such party (or by any Company in the case of the Sellers) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

     7.2      Notices. All notices or other communications required or permitted hereunder shall be given in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, facsimile or e-mail (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address, facsimile number or e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile (or, if delivered or transmitted after normal business hours, on the next Business Day) or e-mail or like transmission, on the next Business Day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail:

If to Buyer:

TheStreet.com, Inc.
14 Wall Street, 15th Floor
New York, NY 10005
Fax No.: (212) 321-5013
E-mail Address: Tom.Clarke@thestreet.com
Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Fax No.: (212) 422-4726
E-mail Address: lefkowit@hugheshubbard.com
Attention: Kenneth A. Lefkowitz

If to any Seller, to Agent at the following address:

c/o Bankers Financial Products Corporation
1815 Janesville Avenue
Fort Atkinson, WI 53538
Fax No.: (920) 568-1402
E-mail Address: larrys@rate-watch.com
Attention: Larry Starkweather

with a copy to:

Whyte Hirschboeck Dudek S.C.
55 East Wells Street, Suite 1900
Milwaukee, WI 53202
Fax No.: (414) 223-5000
E-mail Address: jlowe@whdlaw.com
Attention: James R. Lowe

     7.3      No Third Party Beneficiary; Assignment. Except as expressly provided in Article VI with respect to Buyer Indemnified Parties and Seller Indemnified Parties and subject to the last sentence of this Section 7.3, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party, except that Buyer may assign any of its rights or interests hereunder after the Closing without the consent of any Seller or the Agent, provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio. For the avoidance of doubt, anything in this Section 7.3 (or Article VI) to the contrary notwithstanding, (i) Buyer and Agent each may make indemnification claims on behalf of, and otherwise act of behalf of, one or more Buyer Indemnified Parties and Seller Indemnified Parties, respectively, as contemplated by Article VI and, in the case of the Agent, Section 7.11 hereof and (ii) Buyer may assign or delegate to any Company (or any of its successors or assigns), all rights or obligations, respectively, of Buyer under Article VI in respect of such Company as an Indemnified Person. Each Company and its successors and assigns are hereby constituted express third party beneficiaries of Articles V (other than Sections 5.5 and 5.6) and VII hereof.

     7.4      Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits hereto and thereto) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and merges in, supersedes and cancels all prior written or oral commitments, arrangements or understandings with respect hereto.

     7.5      Modifications, Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing and only as to itself, waive compliance by any other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

     7.6      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and will become effective when one or more counterparts have been signed by a party and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.6, provided that receipt of copies of such counterparts is confirmed.

     7.7      Severability. To the fullest extent that they may effectively do so under applicable Law, the parties hereto hereby waive any provision of Law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect. Such parties further agree that any provision of this Agreement which, notwithstanding the preceding sentence, is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular Person or Persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular Person or Persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

     7.8      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AS TO ALL MATTERS, INCLUDING TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

     7.9 Submission to Jurisdiction; Waivers. Each party to this Agreement hereby irrevocably and unconditionally:

               (a)      (i) agrees that, except as provided in Section 1.4, any suit, action or proceeding instituted against it, him or her by any other party to this Agreement or any other Transaction Agreement with respect to this Agreement or any other Transaction Document may be instituted, and that any suit, action or proceeding by it, him or her against any other party to this Agreement or any other Transaction Agreement with respect to this Agreement or any other Transaction Document shall be instituted, only in the courts of the State of New York or the courts of the United States, located in the City of New York in the Borough of Manhattan (and appellate courts from the foregoing), (ii) consents and submits, for itself, himself or herself and its, his or her property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it, him or her by the other and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

               (b) agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 7.9(a) may be effected by the mailing of copies thereof by registered or certified mail, postage prepaid, to Agent (in the case of any such service on the Agent or any Seller) or Buyer, as the case may be, at the addresses for notices pursuant to Section 7.2 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 7.9 shall affect the right of any Seller, Agent or Buyer, as the case may be, to serve process in any other manner permitted by Law;

               (c)      (i) waives any objection which he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document brought in any court specified in Section 7.9(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing;

               (d) WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY; and

               (e) to the extent he, she or it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself, herself or itself, or his, her or its property, hereby irrevocably waives such immunity in respect of his, her or its obligations with respect to this Agreement and the other Transaction Documents.

     7.10      No Presumption. With regard to each and every term of this Agreement and the other Transaction Documents, the parties hereto understand and agree that the same have been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term of this Agreement or any other Transaction Document.

     7.11      Representative of Sellers.

               (a) Each Seller constitutes and appoints the Agent as his agent and true and lawful attorney in fact, with full power and authority in such Seller’s name and on such Seller’s behalf, (i) to take such action, and to exercise such powers, under this Agreement or the Escrow Agreement as are delegated to, or otherwise contemplated to be taken or exercised by, the Agent by the terms hereof or of the Escrow Agreement, and (ii) to take such other action, and to exercise such other powers, as are reasonably incidental to the matters described in clause (i), and the Agent hereby irrevocably accepts such appointment.

               (b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Agent pursuant to this Section 7.11. Each Seller agrees that the Agent shall have no obligation or liability to any Person for any action or omission taken or omitted by the Agent in good faith hereunder, and each of the Sellers shall, on a proportionate basis in accordance with his ownership interest in BFPC, indemnify and hold the Agent harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Agent may sustain as a result of any such action or omission by the Agent hereunder.

               (c) Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by the Agent as (i) genuine and correct and (ii) having been duly signed or sent by the Agent, and neither Buyer nor Escrow Agent shall be liable to any Seller for any action taken or omitted to be taken by Buyer or such Escrow Agent in such reliance. In particular, notwithstanding in any case any notice received by Buyer to the contrary, Buyer shall be fully protected in relying upon and shall be entitled (x) to rely upon actions, decisions and determinations of the Agent and (y) to assume that all actions, decisions and determinations of the Agent are fully authorized and binding upon the Agent and Sellers.

[The next page is the signature page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BFPC NEWCO LLC

By:
Name:
Title:

Larry Starkweather

Kyle Selberg

Rachelle Zorn

Robert Quinn

__________________________________________, as the Agent
Larry Starkweather

GLOSSARY OF DEFINED TERMS

Section

Acceptance Notice	5.6
Agent	Recitals
Agreement	Recitals
Allocation	5.7(d)
Audited Balance Sheet	3.5
Audited Financial Statements	3.5
BankingMyWay	Recitals
Base Cash Purchase Price	1.1(b)(i)
Basket Amount	6.4(b)
BFPC	Recitals
Buyer	Recitals
Buyer Indemnified Party	6.2
Closing	1.2
Closing Cash Purchase Price	1.4(a)
Closing Date	1.2
Companies	Recitals
Company Securities	3.4(b)
Confidential Information	5.2
Confidential Intellectual Property 3.13(f)
Customer Deposit Price	1.1(b)(ii)
Deferred TSC Stock	1.1(b)(v)
Dispute Notice	1.4(c)
Election Request	5.7(d)
Employment Agreement Assignments
1.3(a)(iv)
Employment Agreements	1.3(a)(iv)
Escrow Agreement	1.3(a)(iv)
Escrow Shares	1.1(b)(iii)
Final Closing Debt	1.4(c)
Final Working Capital	1.4(c)
First Refusal Notice	5.6
Hazardous Substance	3.16(b)
Indemnified Persons	6.3
Indemnifying Person	6.5(a)
Independent Accounting Firm	1.4(c)
Interim Balance Sheet	3.5
Interim Financial Statements	3.5
Losses	6.2
Mutual Release	1.3(a)(iv)
Offered TSC Stock	5.6
Option	1.1(b)(iv)
Option TSC Stock	1.1(b)(iv)

Section

Payment Date	1.1(b)(v)
Permits	3.15
Pre-Closing Period	5.7(a)
Preliminary Statement	1.4(a)
Proposed Transferee	5.6
Qualifying Offer	5.6
Representation Cap Amount	6.4(a)
Restricted Activity	5.3(a)
Restricted Employee	5.3(a)(ii)
Restricted Period	5.3(a)
Section 338 Election	5.7(d)
Section 338 Forms	5.7(d)
Section 338 True-Up Payments	5.7(d)
Seller	Recitals
Seller Indemnified Party	6.3
Sellers	Recitals
Shares	Recitals
Starkweather	Recitals
Starkweather Employment Agreement
1.3(a)(iv)
Statement	1.4(b)
Straddle Period	5.7(b)
Third Party Claim	6.6
Third Party Claim Notice	6.6
Transfer Taxes	5.7(f)
TSC	Recitals

EXHIBIT A

CERTAIN DEFINED TERMS

     For purposes of the Agreement to which this Exhibit A is attached, the following terms shall have the respective meanings specified below.

     “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person.

     “Allocation Differential” means, for any party, the sum of (a) the difference between (i) such party’s determination of the adjusted grossed-up basis to be allocated to each asset class as initially submitted to the Independent Accounting Firm and (ii) the adjusted grossed-up basis to be allocated to each asset class as determined by the Independent Accounting Firm in accordance with Section 5.7(d) and (b) the difference between (i) such party’s determination of the aggregate deemed sales price to be allocated to each asset class as initially submitted to the Independent Accounting Firm and (ii) the aggregate deemed sales price to be allocated to each asset class as determined by the Independent Accounting Firm in accordance with Section 5.7(d) .

     “Base Purchase Price” means the Closing Cash Purchase Price, the Customer Deposit Price and the Closing TSC Stock.

     “Business Day” means a day other than Saturday, Sunday or any other day which commercial banks in New York, New York are authorized or required by Law to close.

     “Business Note” means the Business Note from Premier Bank to BFPC entered into on December 30, 2004, as amended, in an original principal amount of $300,000.

     “Claim” means any claim, action, suit, litigation, investigation, inquiry, review, demand, request for information or proceeding.

     “Closing Debt” means all Debt as of immediately after the consummation of the Closing and after giving effect to the Closing.

     “Closing TSC Stock” means the 238,530 shares of Common Stock payable to Sellers as provided in Section 1.1(b)(iii) .

     “Code” mean the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

     “Common Stock” means the common stock, par value $0.01 per share, of TheStreet.com, Inc.

     “Company Contract” means any Contract to which any Company is a party or by which any Company otherwise is bound.

     “Control” or “Controlled” shall mean, with respect to any Person, the affirmative power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, partnership or membership interests or other interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such Person or otherwise).

     “Contract” means any contract, agreement, license, commitment, plan or arrangement, (in writing, oral or otherwise).

     “Current Assets” means the aggregate current assets of the Companies upon consummation of the Closing as they would be reflected on the face of the balance sheets of the Companies as of the Closing Date (and after giving effect to the Closing) and prepared in accordance with Section 1.4(b) of this Agreement; provided, however, that (i) any accounts receivable outstanding as of the ninetieth (90th) day after the Closing Date that have not yet been collected by any Company shall be excluded from Current Assets, (ii) no tax asset that cannot be used in a period ending on or prior to the Closing Date shall be deemed a Current Asset, and (iii) in no event shall any accounts receivable due from any Seller or Affiliates of any Seller be deemed a current asset.

     “Current Liabilities” means the aggregate current liabilities of the Companies upon consummation of the Closing (including without limitation the employer’s share of any employment Taxes attributable to the issuance of Shares to the Sellers other than Starkweather and all other liabilities of the Companies arising as a result of the consummation of the Closing and all expenses to be borne by the Sellers pursuant to Section 7.1 which are liabilities or obligations of the Company that have not been paid prior to Closing, but excluding Closing Debt) as they would be reflected on the face of a consolidated balance sheet of the Companies as of the Closing Date (and after giving effect to the Closing) and prepared in accordance with Section 1.4(b) of this Agreement.

     “Debt” means (a) all of the indebtedness for borrowed money of any Company (but excluding the Starkweather Loan, but only to the extent the total amount owed under the Starkweather Loan does not exceed $285,619.71), (b) all obligations of any Company evidenced by notes, bonds, performance or surety bonds, debentures or similar instruments (including capital lease obligations), (c) all indebtedness of any Company created or arising under any conditional sale or other title retention agreement, (d) all outstanding obligations of any Company under acceptance, letter of credit or similar facilities, (e) all indebtedness of the type described in clauses (a) and(b) above guaranteed, directly or indirectly, in any manner by any Company, including interest and penalties thereon, (f) any indebtedness of the type described in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by any Company, (g) all accrued but unpaid interest (or interest equivalent) to the date of determination related to any items of indebtedness of the type described in clauses (a) through (e) above, and (h) all obligations of any Company for the deferred purchase price of property or services.

     “Differential” means, for any party, the sum of (a) the difference between (i) such party’s determination of Working Capital as initially submitted to the Independent Accounting

Firm pursuant to Section 1.4 and (ii) the Working Capital as determined by the Independent Accounting Firm in accordance with Section 1.4(c) and (b) the difference between (i) such party’s determination of Closing Debt as initially submitted to the Independent Accounting Firm pursuant to Section 1.4 and (ii) the Closing Debt as determined by the Independent Accounting Firm in accordance with Section 1.4(c) .

     “Employee Benefit Plan” means any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation, phantom stock or other equity based arrangement, incentive, bonus, commission, performance, vacation, employment, consulting, termination, retention, change of control, severance, golden parachute, disability, hospitalization, medical, dental, vision, disability, life insurance cafeteria, flexible spending account, or other employee benefit plan, program, policy, agreement or arrangement, including without limitation, any “employee benefit plan” (as defined under Section 3(3) of ERISA), which any Company sponsors or maintains, or to which any Company contributes or is required to contribute, or with respect to which any Company has any liability (contingent or otherwise), whether or not written.

     “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of any of the Companies as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     “ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “Escrow Agent” means JP Morgan Chase Bank, N.A.

     “Estimated Closing Working Capital” means the good faith estimate by the Sellers of the Working Capital of the Companies, based on the most recent month-end consolidated balance sheet of the Companies available to the Sellers at the time of the preparation of such estimate, with such adjustments as are mutually agreed by Buyer and Sellers to reflect their good faith estimate of changes from the date of such balance sheet until the consummation of the Closing; provided that if Buyer and Sellers are unable to agree prior to five days prior to the Closing Date with respect to any such adjustments, the Estimated Closing Working Capital shall only be adjusted for such items as Buyer and Sellers have agreed upon.

     “Estimated Closing Debt” means the good faith estimate by the Sellers of Closing Debt, based on the most recent month-end balance sheet available to the Sellers at the time of the preparation of such estimate, with such adjustments as are mutually agreed by Buyer and Sellers to reflect their good faith estimate of changes from the date of such balance sheet through the consummation of the Closing; provided that if Buyer and Sellers are unable to agree prior to five days prior to the Closing Date with respect to any such adjustments, the Estimated Closing Debt shall only be adjusted for such items as Buyer and Sellers have agreed upon.

     “Family Member” means, with respect to any Seller, (i) the spouse of such Seller, (ii) the direct descendants of such Seller, (iii) any trust whose sole beneficiary is one of the foregoing persons, or (iv) the estate of such Seller or a trust whose sole beneficiary is the estate.

     “Final Purchase Price” means: (a) the Base Cash Purchase Price, (i) minus an amount, if any, equal to the amount by which the Target Working Capital exceeds the Final Working Capital, (ii) minus an amount, if any, equal to the Final Closing Debt; plus (b) the Customer Deposit Price; plus (c) $8,000,000.

     “Government Authority” means any foreign, United States or international, federal, state or local (or any subdivision thereof), agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

     “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, byproducts and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     “Intellectual Property Rights” means all worldwide rights in and to (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii)

databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law, including without limitation all rights of priority under international conventions and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

     “Knowledge” means, with respect to the Companies, the actual knowledge of any of the Sellers, Kimberly Myszkewicz or Laura Lawrence after due inquiry.

     “Law” or “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, standards, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, injunctions, decisions, rulings or awards, policies or other requirement of any Government Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

     “Leased Real Property” means any real property leased, subleased or licensed by any Company as tenant, subtenant or licensee, together with, to the extent leased by any Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of any Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances of any Company relating to the foregoing.

     “Licensed Intellectual Property Rights” means all Licensed-In Intellectual Property Rights and all Licensed-Out Intellectual Property Rights.

     “Licensed-In Intellectual Property Rights” means all Intellectual Property Rights licensed from third parties by any Company.

     “Licensed-Out Intellectual Property Rights” means all Intellectual Property Rights licensed to third parties by any Company.

     “Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, obligation, tenancy, license, covenant, right-of-way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or any other Law of any jurisdiction).

     “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of any Company or of the Companies taken as a whole.

      “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     “Ordinary Course of Business” means actions and operations that are (a) consistent with the past practices of the Companies, (b) taken in the ordinary course of the normal, day-today operations of the Companies, (c) not required to be authorized by consent of the board of directors, managers, members or shareholders of any Company or by any Governmental Authority and (d) consistent with the representations and warranties set forth in Section 3.11.

     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by or exclusively licensed to any Company, or as to which any Company has the right to an assignment of ownership, whether separately or jointly.

     “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, limited liability partnership, estate, association, trust, joint stock company, company or other form of business or legal entity or organization, or any Governmental Authority.

     “Pro-Rata Share” means, with respect to any Seller, the total number of Shares owned by such Seller immediately prior to Closing, divided by the total number of then-outstanding Shares of the Company, in each case as set forth on Schedule 1.1(d) .

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission from time to time.

     “Special Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Power), 3.4 (Capitalization), 3.8 (Arrangements with Related Persons), 3.17 (Brokers), 3.20 (Employee Benefit Plans) and 3.21 (Taxes).

     “Starkweather Loan” means the loan from First Citizens State Bank to BFPC made pursuant to the Business Note with First Citizen’s State Bank dated September 20, 2007 between First Citizens State Bank and BFPC in an original principal amount of $283,000.00.

     “Target Working Capital” means $0.00.

     “Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, estimated, payroll, employment, environmental, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or other tax, assessment, duty or similar charge of any kind, including any interest, penalty or addition thereto, whether disputed or not.

     “Tax Returns” means any return, report, information return or other document (including schedules, any related or supporting information or any amendments thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

     “Taxing Authority” means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     “Transaction Document” means this Agreement and the other agreements, instruments, certificates and documents contemplated hereby and thereby, including each exhibit and schedule hereto and thereto.

     “TSC Stock” means (i) the Closing TSC Stock, (ii) upon the delivery of the Deferred TSC Stock as provided in Section 1.1(b)(v), the Deferred TSC Stock, and (iii) upon the exercise of the Option, the Option TSC Stock.

     “Working Capital” means Current Assets minus Current Liabilities.

EXHIBIT B

FORM OF ESCROW AGREEMENT

B-1

EXHIBIT C

     FORM OF EMPLOYMENT AGREEMENT
and
EMPLOYMENT AGREEMENT ASSIGNMENTS

C-1

EXHIBIT D

FORM OF GENERAL RELEASE

D-1

EXHIBIT E

FORM OF INVESTMENT REPRESENTATION STATEMENT

D-1

EXHIBIT F

FORM OF OPTION

D-1